Exhibit 99.1

2621 West 15th Place Chicago, IL 60608 For additional information:

Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. APPOINTS TWO DIRECTORS AND

DECLARES DIVIDENDS

CHICAGO, September 29, 2004 — The Board of Directors of Ryerson Tull, Inc. (NYSE: RT) announced today that it has appointed Russell M. Flaum and Anré Williams to the company’s board of directors.

Russell M. Flaum is Executive Vice President of Illinois Tool Works, Inc., and Chief Operating Executive for the ITW Industrial Packaging Systems business group. Illinois Tool Works is a $10 billion manufacturer of engineered components and industrial systems. Its industrial packaging group is the worldwide leader in the manufacture and marketing of steel and plastic strapping systems and includes Signode, Strapex, Acme, Orgapack, Gerrard and other industrial packaging businesses. He holds a BA from Vanderbilt University and an MBA from Lake Forest Graduate School of Management. He currently is a director of the following: Quanex Corporation, a public company headquartered in Houston, TX; Evanston Northwestern Healthcare Corp., Evanston, IL; Lake Forest Graduate School of Management, Lake Forest, IL and the National Association of Manufacturers.

Anré Williams is Executive Vice President – U.S. Commercial Card, American Express Corporate Services division of American Express. This business unit provides Corporate Card and Purchasing Card solutions for mid-size companies and large corporations based in the U.S. He holds a BA from Stanford University and an MBA in Marketing from the Wharton School of the University of Pennsylvania. He serves as a board member of Junior Achievement of New York; on the board of trustees of Continuum Health Partners, Inc.; and as co-chair of the Amex U.S. Diversity Council.

“We are very pleased to be able to add the broad business experience that Messrs. Flaum and Williams bring to the Ryerson Tull Board”, said Neil Novich, Chairman & CEO of Ryerson.

The Board of Directors of Ryerson Tull, Inc. today also declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable November 1, 2004, to stockholders of record at the close of business on October 7, 2004.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.